Rhinebeck Bank President and CEO Michael J. Quinn to Retire After 40

Years of Service; Board Initiates Leadership Transition

Poughkeepsie, NY – March 21, 2025 – Rhinebeck Bancorp, Inc. (NASDAQ: RBKB), the holding company for Rhinebeck Bank (the “Bank”), today announced that President and Chief Executive Officer Michael J. Quinn will retire following an extraordinary 40-year career with the Bank, including 20 years as CEO. During his tenure, Mr. Quinn led the Bank through a period of transformational change expanding its footprint, increasing assets by 246% successfully transitioning to a publicly traded company, and deepening its community impact.

In preparation for this transition, and in accordance with the Bank’s succession plan, the Board of Directors has initiated a comprehensive search for the Bank’s next CEO, utilizing an executive search firm to evaluate both internal and external candidates. Mr. Quinn will remain as President and Chief Executive Officer until the earlier of when a successor is found or the end of the year.

“Michael’s leadership has left an indelible mark on Rhinebeck Bank,” said Bill Irwin, Chair of Rhinebeck Bank’s Board of Directors.

Reflecting on his career, Michael J. Quinn stated: “Serving as Rhinebeck Bank’s CEO has been one of the greatest honors of my life. Our achievements are a direct result of our dedicated employees and the trust placed in us by our customers and shareholders. I am immensely proud of what we have built together. As I look ahead to retirement, I am confident that the Bank is well-positioned for continued success.”

Looking to the future, Rhinebeck Bank remains committed to its core values of integrity, accountability, and community service.

“We are focused on identifying a leader who will build on the Bank’s strong foundation while positioning us for the next chapter of innovation and growth,” added Mr. Irwin. “With a talented team, a strong capital position, and a history of adaptability, Rhinebeck Bank is poised for even greater impact in the years ahead.”

About Rhinebeck Bank

Rhinebeck Bancorp, Inc. is a Maryland corporation organized as the mid-tier holding company of Rhinebeck Bank and is the majority-owned subsidiary of Rhinebeck Bancorp, MHC. For more than 160 years, Rhinebeck Bank has been an integral part of the area’s economic growth and a driving force for commerce along the Hudson River. Rhinebeck Bank takes pride in being personally involved in local businesses, communities, and charitable organizations. Its ability to be responsive to the needs of customers and community has led its continued growth. For more information about Rhinebeck Bank or any of its products or services, please visit: www.RhinebeckBank.com.

Media Contact

William C. Irwin, Chairman of the Board

(845) 790-1514